Exhibit 99.11

September 12, 2006

Board of Directors

Alberto-Culver Company

New Sally Holdings, Inc.

New Aristotle Holdings, Inc.

2525 Armitage Avenue

Melrose Park, IL 60160

Re:	Amendment No. 1 to Registration Statement on Form S-4 of New Sally Holdings, Inc. (File No. 333-136259); Amendment No. 1 to Registration Statement on Form 10 of New Aristotle Holdings, Inc. (File No. 001-32970)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 19, 2006, delivered to the board of directors of Alberto-Culver Company (the “Company”) with respect to the fairness from a financial point of view to New Sally Holdings, Inc. (“New Sally”) of the Purchase Price (as defined in such opinion letter) to be received by New Sally pursuant to the Investment Agreement, dated June 19, 2006, by and among the Company, New Aristotle Company, Sally Holdings, Inc., New Sally and CDRS Acquisition LLC (the “Investor”) in connection with the purchase by the Investor of the Investor Shares (as defined in such opinion letter).

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion as Annex I in the Proxy Statement/Prospectus—Information Statement, which Proxy Statement/Prospectus-Information Statement is part of the above-referenced Registration Statements.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY— Fairness Opinions of Alberto-Culver’s Financial Advisors,” “THE TRANSACTIONS— Background of the Transactions”, “THE TRANSACTIONS— Alberto-Culver’s Reasons for the Transactions; Recommendation of the Alberto-Culver Board of Directors” and “THE TRANSACTIONS— Opinion of Alberto-Culver’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus-Information Statement included in the above-mentioned Registration Statements. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned versions of the Registration Statements and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with,

Board of Directors

Alberto-Culver Company

New Sally Holdings, Inc.

New Aristotle Holdings, Inc.

September 12, 2006

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included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statements), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)